CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to Registration Statement No. 333-228832 on Form N-1A of our report dated June 24, 2024, relating to the financial statements and financial highlights of BlackRock GA Disciplined Volatility Equity Fund and BlackRock GA Dynamic Equity Fund of Managed Account Series (the “Funds”), appearing in Form N-CSR of the Funds for the year ended April 30, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 20, 2025